Exhibit 10.4

Summary of Change-of-Control Arrangement with Bob Watts

Bob Watts currently serves as an executive officer of MicroStrategy Incorporated (“MicroStrategy” and, collectively with its subsidiaries, the “Company”), and is one of MicroStrategy’s “named executive officers” as defined in Item 402 of Regulation S-K. In connection with the commencement of Mr. Watts’s employment with the Company in January 2008, the Company issued, and Mr. Watts accepted, an offer letter providing, among other things, that Mr. Watts is entitled to receive $250,000 if there is a change of control of MicroStrategy and immediately following the change of control Mr. Watts suffers a material reduction in his responsibilities, duties, and compensation under the offer letter.